Exhibit 11.1
Securities Dealing Policy
Telix Pharmaceuticals Limited
Adopted by the Board
effective on 11 December 2025

Table of Contents

1.1Insider trading prohibition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5
1.2Extra-territorial application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
1.3Front Page Test . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
1.1No dealing during Blackout Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
1.2Trading Windows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7
1.3Connected Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7
1.4No short-term or speculative dealing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7
1.5No short selling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7
1.6No hedging of Telix Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7
1.7No margin lending . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8
1.1Exemption for participation in Telix employee equity plans or similar schemes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8
1.2Other exemptions - exceptional circumstances . . . . . . . . . . . . . . . . . . . . . . . .	8
1.3Other exemptions - excluded dealings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	8
1.1Prior approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9
1.2Approval request conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9
1.3Duration of approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
1.4Prior notification and confirmation of trade – Restricted Persons (other than Directors) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10

1

2Purpose and Objectives
Telix Pharmaceuticals Limited (Telix) and its Employees and Partners are bound by applicable laws, regulations and
Listing Rules governing the conduct for buying, selling and otherwise dealing in Telix Securities.  The purpose of this
Securities Dealing Policy (Policy) is to:
(a)explain the law and associated policy relating to insider trading, including types of conduct in dealing in Telix
Securities that are prohibited under the Corporations Act 2001 (Cth) (Corporations Act) and the U.S. Securities
Exchange Act of 1934, as amended, (U.S. Securities Exchange Act) and to whom such prohibitions apply; and
(b)establish a best practice procedure for dealing in Telix Securities that protects Telix and its worldwide affiliates or its related bodies corporate (together, the Group) and its Employees and Partners in respect of dealing in Telix
Securities and other securities.

3Policy Application
2.1 Scope
This Policy applies to the Group worldwide, its directors, officers, executive and senior management, and other employees (Employees) as well as Telix’s consultants, contractors, vendors, collaboration partners or advisors, acting on behalf of Telix or the Group with access to Inside Information (Partners).
2.2 Definitions
For the purposes of this Policy, the following definitions apply:
Board means the Telix Board of Directors.
Blackout Period has the meaning set out in section 4.1.
Connected Person is a person or entity that is connected to another person or entity in a way that allows for influence over dealings, including but not limited to:
(a)individuals with close family ties, business partners, and associated companies or trusts;
(b)a company or any other entity which the Employee or Partner has an ability to control, including its directors and officers.
An Employee or Partner must:
(a)inform their Connected Persons about this Policy; and
(b)communicate on behalf of their Connected Persons in relation to requests for approval (as applicable under this
Policy).
Director means a Director of Telix.
Employees has the meaning set out in section 2.1.
ESPP has the meaning set out in section 5.1.
Front Page Test has the meaning set out in section 3.3.
Group has the meaning set out in section 1.
Inside Information is information that:
(a)is not generally available to the market; and
(b)if it were generally available to the market, a reasonable person would expect it to have a material effect (upwards or downwards) on the price or value of a security.
Information is regarded as being likely to have a material effect if it would, or would be likely to, influence persons who commonly invest in securities or other traded financial products in deciding whether or not to deal in the security.

Some examples which may constitute Inside Information include:
(a)Telix’s financial performance;
(b)Telix considering a major acquisition or disposal of assets, or a takeover or merger;
(c)an undisclosed significant change in Telix’s market share;
(d)undisclosed material operational or regulatory developments;
(e)changes in the capital structure of Telix, including proposals to raise additional equity or increase debt;
(f)major new initiatives or proposed changes in the nature of the business of Telix;
(g)changes to the Board or executive key management personnel;
(h)likely entry into (or loss of) a material contract or government approval;
(i)likely receipt of grant (or decline) of a marketing authorization approval by a regulatory agency;
(j)a proposed dividend or other distribution or a change in dividend policy;
(k)actual or threatened major litigation or governmental proceedings or investigations, or the actual or potential settlement of such litigation, proceedings or investigations;
(l)the existence of a special blackout period;
(m)significant cybersecurity incidents;
(n)other significant unexpected liabilities.
Listing Rules means the listing rules of the Australian Securities Exchange (ASX), the Nasdaq Stock Market, the
Singapore Exchange (as applicable) and any other exchange on which Telix Securities may from time to time be traded.
Partner has the meaning set out in section 2.1.
Restricted Persons for the purposes of this Policy are:
(a)each Director;
(b)the Group Company Secretary of Telix;
(c)each member of the Telix Group Executive Team and key management team members and their respective direct reports; and
(d)any other Employee or Partner designated by the Group Company Secretary from time to time.
A list of Restricted Persons shall be maintained by People & Culture with oversight by the Group Company Secretary
Telix means Telix Pharmaceuticals Limited.
Telix Securities means shares, American Depositary Shares representing shares, and other instruments considered to be a security for the purposes of the Corporations Act or Listing Rules. The definition of a security is complex and includes not only ordinary shares but also options, performance share appreciation rights and rights over ordinary shares, as well as exchange traded options and warrants.
Telix Share Plan Derivative has the meaning set out in section 5.1.
Trading Window means times other than the Blackout Periods in which Employees and Partners may deal in Telix
Securities (provided they are not otherwise in possession of Inside Information).

4Insider Trading - Law
1.1Insider trading prohibition
Compliance with insider trading laws and this Securities Dealing Policy is each individual’s responsibility. The law prohibits insider trading and imposes substantial penalties, including imprisonment, for breaching applicable laws. It is therefore important for all Employees and Partners to understand what constitutes insider trading and the types of conduct that are prohibited.

Employees and Partners must not deal in Telix Securities (or securities of another entity) at any time if the dealing would constitute insider trading. This will typically occur where Employees or Partners are in possession of Inside Information.
This means that an Employee or Partner who possesses Inside Information in relation to Telix Securities or another entity’s securities must not:
(a)apply for, acquire or dispose of those securities, or agree to do so (whether on their own behalf or on behalf of another person);
(b)procure, encourage, incite or induce any other person (for example, a family member, friend, or advisor) or any entity owned or controlled by, or subjected to influence by, an Employee or Partner to do any of the above things;
or
(c)directly or indirectly communicate the Inside Information to any other person, if the Employee or Partner knows or ought reasonably to know that the other person may use the information to do any of the above things.
1.2Extra-territorial application
Under the Corporations Act, the prohibition against insider trading applies to acts within Australia and acts outside
Australia that involve the securities of companies that are Australian or do business in Australia.
The law against insider trading applies to conduct relating to dealing in Telix Securities which occurs outside Australia and within Australia.
In Australia and the United States, insider trading can result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a company, or imprisonment.
Employees and Partners must also comply with any applicable obligations or requirements under local law in their jurisdiction (and any jurisdiction in which they may from time-to-time travel to, or be located in, in connection with Group business).
1.3Front Page Test
It is important that public confidence in Telix is maintained.  It would be damaging to Telix’s reputation if the market or the general public perceived that Employees or Partners might be taking advantage of their position in the Group to make financial gains (by dealing in securities on the basis of Inside Information).
As a guiding principle, Employees or Partners should ask themselves:
If the market was aware of all the current circumstances, could I be perceived to be taking advantage of my position in an inappropriate way? How would it look if the transaction were reported on the front page of the newspaper? (Front
Page Test).
If the Employee or Partner is unsure, they should consult the Group Company Secretary or the Group General Counsel.
Where any approval is required for a dealing under this Policy under section 6.1, approval will not be granted where the dealing would not satisfy the Front Page Test.

5Dealing in Telix Securities - Policy
In addition to complying with the law in relation to insider trading (under section 3), Employees and Partners must adhere to the following policy requirements.
1.1No dealing during Blackout Periods
There are certain periods in the year where Employees and Partners must not deal in Telix Securities due to the proximity of those periods to the release of Telix’s financial or trading results - and therefore a heightened risk of actual or perceived insider trading (Blackout Periods).
Blackout Periods are set out below. Even when a Blackout Period is not operating, Employees or Partners may be restricted from dealing in Telix Securities by applicable insider trading laws.

Event	Blackout Period
Release of Full Year Results	From the close of trading on the ASX on 31 December each year until the start of trading on the day following the release.
Release of Half Year Results	From the close of trading on the ASX on 30 June each year until the start of trading on the day following the release.
Any other special blackout period that the Board specifies from time to time.
Restricted Persons are also prohibited from dealing in Telix Securities during the following periods.

Event	Additional Blackout Period
Release of Q1 Business Update	From the close of trading on the ASX on 31 March each year until the start of trading on the day following the release.
Release of Q3 Business Update	From the close of trading on the ASX on 30 September each year until the start of trading on the day following the release.
Any other special blackout period that the Board specifies from time to time for Restricted Persons.
1.2Trading Windows
Trading Windows are times other than the Blackout Periods described in section 4.1 above. Employees and Partners may only deal in Telix Securities during Trading Windows when they are not in possession of Inside Information.
Directors (and their Connected Persons) and Employees and Partners wishing to deal in Telix Securities during a
Blackout Period or on a short-term basis in exceptional circumstances may only deal in Telix Securities in such circumstances if prior approval is sought in accordance with the procedure set out in section 6.1.
1.3Connected Persons
Employees and Partners must take appropriate steps to ensure that their Connected Persons only deal in Telix
Securities in circumstances where the Employee or Partner to whom they are connected would be permitted to deal under this Policy. For example, not trading during Blackout Periods unless in exceptional circumstances (section 5.2), and approval is obtained in accordance with the procedure outlined in section 6.1.
1.4No short-term or speculative dealing
Employees and Partners must not buy and sell Telix Securities on a short-term basis (that is, within a three-month period), except Telix Securities may be sold in exceptional circumstances and provided prior approval is sought and granted in accordance with the procedure set out in section 6.1.
1.5No short selling
Employees and Partners must not engage in any short selling of Telix Securities. Short selling occurs when a person sells financial products they do not own with a view to repurchasing them later at a lower price.
1.6No hedging of Telix Securities
Employees and Partners must not engage in hedging of Telix Securities. Hedging is a form of dealing and includes entering into transactions in financial products that operate to limit the economic risk associated with holding Telix
Securities.

1.7No margin lending
Employees and Partners must not obtain margin loans using Telix Securities (either solely or as part of a portfolio) as security for the loans, or enter into any other secured financing arrangements in respect of Telix Securities.

6Exemptions
1.1Exemption for participation in Telix employee equity plans or similar schemes
The restriction in section 4.1 does not apply to:
(a)participation in a Telix employee equity incentive plan;
(b)the exercise of any option, warrant, right or any other class of convertible security issued under a Telix employee equity plan (Telix Share Plan Derivative); provided, however, that any such exercise and subsequent conversion or issue of Telix Securities is not at a time when the Employee is in possession of Inside Information in circumstances where Telix is required to dispose of Telix Securities on behalf of the Employee to satisfy regulatory obligations or this action would otherwise be in breach of this Policy, including section 4.1. Subsequent dealings with Telix Securities issued on exercise or conversion of any Telix Share Plan Derivative are always subject to this
Policy, including section 4.1; and
(c)purchases of ordinary shares or American Depositary Shares through periodic, automatic payroll contributions to a
Company employee share or stock purchase plan (ESPP). However, electing to enroll in an ESPP, making any changes in elections under an ESPP or terminating contributions under an ESPP are not permitted during a
Blackout Period or while the Employee is in possession of Inside Information. In addition, any ordinary shares or
American Depositary Shares issued under an ESPP are subject to this Policy.
1.2Other exemptions - exceptional circumstances
In exceptional circumstances, Employees and Partners may be given prior written approval to dispose of (but not acquire) Telix Securities where they are not in possession of Inside Information and they would otherwise be restricted by this Policy due to the application of a Blackout Period (section 4.1) or the general prohibition on short-term dealing
(section 4.4).
Exceptional circumstances may include severe financial hardship, a requirement under a court order, court enforceable undertaking or other legal or regulatory requirement (for example, a family law settlement).
All requests for approval must be sent to the Group Company Secretary in accordance with the procedure set out in section 6.1.
1.3Other exemptions - excluded dealings
Without affecting the obligation of Employees, Partners and/or their Connected Persons to ensure they comply at all times with insider trading laws, the Policy does not apply to the following categories of trades:
(a)acquisition of Telix Securities through a dividend reinvestment plan;
(b)acquisition of Telix Securities through a share purchase plan available to all shareholders;
(c)acquisition of Telix Securities through a rights issue or other pro rata entitlement offer available to all shareholders;
(d)disposal of Telix Securities through the acceptance of a takeover offer, scheme of arrangement or equal access buy-back;
(e)dealings that result in no effective change to the beneficial interest in Telix Securities; and
(f)trading under a pre-approved non-discretionary trading plan, where the Employee did not enter into the plan or amend the plan during a Blackout Period, the plan does not permit the Employee to exercise any influence or discretion in relation to trading under the plan, and the plan cannot be cancelled during a Blackout Period or while the Employee is in possession of Inside Information. Telix may require additional terms or restrictions for pre-approved non-discretionary trading plans in compliance with applicable laws, including the Corporations Act and the U.S. Securities Exchange Act.
1 With each trade request, Directors should include as many details as possible in order to give the relevant approver full context for the trade, including:
(a)number of securities to be acquired or disposed;
(b)timing for the trade;
(c)whether the securities are held directly or indirectly through one or more Connected Persons;
(d)the names of the Connected Persons and relationship to the Director;
(e)confirmation that the Director is not in possession of any Inside Information in relation to the securities; and
(f)    such other information as may be requested or required by the relevant approver in connection with the request.
If approval is granted, as soon as possible following confirmation of trade, the Director must send the Group Company
Secretary confirmation in writing, including a copy of the trade statement or other documentation provided by the broker
(as applicable). Prompt notification to the Group Company Secretary is essential to assist Telix in complying with its disclosure obligations under the Corporations Act, the U.S. Securities Exchange Act, the Listing Rules, the U.S. federal securities laws and related compliance policies.
2 Approval can be sought and granted only when neither the Director nor Telix holds Inside Information or are otherwise restricted under this policy, including section 4.1. Any on-market purchase by Telix to satisfy its obligation to provide Telix
Securities under the Non-Executive Director Rights Plans will only occur in those same circumstances.
3 Approval to dispose of Telix Securities during a Blackout Period or on a short-term basis in exceptional circumstances will only be considered if the written request to the relevant approver is accompanied by:
(a)details of the proposed dealing including the number of Telix Securities to be disposed and date for executing the proposed dealing;
(b)confirmation that the Employee or Partner is not in possession of Inside Information in relation to Telix Securities;
and
(c)sufficient evidence (in the opinion of the person providing clearance) that the disposal is the most reasonable course of action available in the circumstances.

7Dealing in Telix Securities – Procedure
1.1Prior approval
Prior approval to deal in Telix Securities:
(a)by Directors (including the CEO) and their Connected Persons during a Trading Window1;
(b)by Directors where Telix will purchase Telix Securities on-market to satisfy its obligations to provide such securities to Directors under Telix’s Non-Executive Director Rights Plans2; or
(c)during a Blackout Period or on a short-term basis in exceptional circumstances, to the extent legally permitted at the time of the request3, must be sought by the individual submitting a written request (including email) to deal in
Telix Securities to the relevant approver indicated below:

Person requiring approval	Approver	Notify
Chair and their Connected Persons	Board or Chair of Audit and Risk Committee	Group Company Secretary
Directors (including CEO) and their Connected Persons	Chair of Board	Group Company Secretary
Company Secretary and their Connected Persons	CEO and Chair of Board
All other Employees and Partners	Group Company Secretary
1.2Approval request conditions

Any request for approval to trade may be granted or refused without explanation.
If a request for approval to trade is granted, it may be withdrawn at any time prior to the order for dealing being lodged or otherwise authorised, if new information comes to light or there is a change in the circumstances of Telix Securities.
If a request for approval to trade is refused, the decision is final and binding and the Employee or Partner who has sought the approval must keep the information (of the refusal) confidential and not disclose it to anyone (other than to their relevant Connected Person to which it relates, as applicable).
Approval is not an endorsement of any proposed dealing. All Employees and Partners are responsible for their own investment decisions and compliance with the law (including the insider trading prohibition).
1.3Duration of approval
If approval to deal in Telix Securities is granted, the dealing must be conducted within three business days of the approval. If the Employee or Partner does not deal in Telix Securities within this time period, the approval is no longer effective and approval must be sought again.
1.4Prior notification and confirmation of trade – Restricted Persons (other than Directors)
Restricted Persons (other than Directors, including the CEO who must obtain prior approval under section 6.1) must notify the Group Company Secretary both prior to the commencement of any trade, and as soon as practicable after confirmation of any order to trade, including in respect of any of their Connected Persons. This is to assist Telix to comply with its disclosure obligations under the Corporations Act, the U.S Securities Exchange Act, the Listing Rules, the U.S.
federal securities laws and related compliance policies.

8Non-compliance consequences
It is each Employee or Partner’s responsibility (not Telix’s) to ensure that they and, where applicable, their Connected
Persons do not do any of the things prohibited by insider trading laws.
The consequences for breach of these laws can include both civil and criminal penalties, including imprisonment.  This prohibition against insider trading applies to all Employees and Partners at all times, including outside of Blackout
Periods and other ad-hoc restriction periods, and overrides all other provisions of this Policy, including any consent or approval to trade which may be granted under this Policy.
It is important to note that international securities regulators, for example the U.S. Securities Exchange Commission
(SEC) and the European Securities and Markets Authority (ESMA) have authority in their own jurisdictions to commence investigations and/or proceedings relating to insider trading by residents living in their jurisdiction.
Breaches of this Policy will be regarded by Telix as serious misconduct.  In addition to the consequences applicable under law, Employees or Partners who fail to adhere to the requirements of this policy may face disciplinary action, including suspension or termination of employment, forfeiture of securities issued under any equity incentive plan of the
Group, and/or exclusion from participating in any equity incentive plan of the Group.

9Awareness and training
The highest standards of corporate conduct are critical to the reputation of Telix.  The Group Company Secretary is responsible to ensure appropriate training and processes are in place across the Group to promote awareness and compliance with this Policy.  A copy of this Policy will be available on Telix’s website.  It will be distributed to all Telix
Employees as part of employment induction and at regular intervals thereafter.

10Who should I contact?
Any person who becomes aware of an actual or potential breach of this Policy should immediately report it to the Group
Company Secretary or the Group General Counsel.
Employees should also contact the Group Company Secretary if they are unsure about whether it is acceptable to deal or communicate with others in relation to Telix Securities or other securities or if they have any other queries about this
Policy.

Telix encourages its Employees and Partners to seek their own professional advice before dealing in Telix Securities.

11Review
The Board will review and update this Policy as required but at a minimum on an annual basis.

12Recent Change Summary

Effective Date	Summary of Change	Author	Approval
31 August 2017	New Policy	Company Secretary	Approved by the Board
11 April 2022	Updated for changes in law and business since last update	Company Secretary	Approved by the Board
29 May 2023	Updated to clarify extension of application of policy to Connected Persons and changes in business since last update	Group Company Secretary	Approved by the Board
22 August 2024	Updated to current blackout periods following ASX relief from quarterly reporting in accordance with Listing Rules 4.7B and 4.7C	Group Company Secretary	Approved by the Board
13 November 2024	Updated to incorporate Nasdaq and SEC requirements following Telix’s listing on Nasdaq	Group Company Secretary	Approved by the Board
12 December 2024	Updated to include required references to and requirements of the employee share purchase plan	Group Company Secretary	Approved by the Board
11 December 2025	Updated to focus on principles and changes in governance practices	Group Company Secretary	Approved by the Board